UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

January 31, 2014

Date of Report (Date of earliest event reported)

SYCAMORE NETWORKS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-27273	04-3410558
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification No.)

220 Mill Road

Chelmsford, MA 01824

(Address of principal executive offices)

(Zip code)

Registrant’s telephone number, including area code: (978) 250-2900

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01: Entry into a Material Definitive Agreement

On January 31, 2014, Sycamore Networks, Inc. (“Sycamore”), in connection with the liquidation of all of its property and assets in accordance with the previously adopted Plan of Complete Liquidation and Dissolution, entered into a Patent Sale Agreement (the “Agreement”) with Dragon Intellectual Property, LLC, a Delaware limited liability company (“Buyer”). Pursuant to the Agreement, Sycamore has agreed to sell to Buyer for $2.0 million a portfolio of 40 patents and two patent applications (the “Patents”), each related to the Intelligent Bandwidth Management business in which Sycamore was engaged prior to February 1, 2013. None of the Patents are related to Sycamore’s IQstream business, which has a separate portfolio of patents and patent applications. In connection with the execution of the Agreement, Buyer delivered to Sycamore a $150,000 deposit to be credited against the purchase price to be paid at closing, and which Sycamore shall be entitled to retain in the event of the termination of the Agreement, unless the termination is solely due to Sycamore’s inability to satisfy certain conditions to closing set forth in the Agreement. The Agreement contains certain representations and warranties relating to, among other things, the condition of the title to the Patents. Pursuant to the Agreement, the sale is expected to be completed on or before March 3, 2014, subject to the right of the parties to extend such date by mutual agreement and upon payment by Buyer of an additional, non-refundable $150,000 deposit. The closing of the sale is subject to the satisfaction of customary closing conditions, some of which are outside of Sycamore’s control, and, accordingly, there can be no assurance when or if such closing will occur.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, which is attached as Exhibit 2.1 hereto and is incorporated herein by reference.

Item 9.01: Financial Statements and Exhibits

Exhibit Number	Description

2.1	Patent Sale Agreement by and between Dragon Intellectual Property, LLC and Sycamore Networks, Inc. dated January 31, 2014.*

*	Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant will furnish copies of any such schedules to the U.S. Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Sycamore Networks, Inc.

By:	/s/ David Guerrera
David Guerrera President, General Counsel and Secretary (Duly Authorized Officer and Principal Executive Officer)

Dated: February 5, 2014